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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
NorthWestNet, Inc.:

     We consent to the use of our report relating to the financial statements of NorthWestNet, Inc. as of June 30, 1996 and for the six months ended June 30, 1996 and the eight months ended February 28, 1997, and the financial statements of NorthWest Academic Computing Consortium, Inc. as of June 30, 1995 and for the year ended June 30, 1995 and the six months ended December 31, 1995, included herein and to the reference to our firm under the heading "Experts" in the Prospectus.


                                          /s/ KPMG Peat Marwick LLP
                                          KPMG Peat Marwick LLP

Seattle, Washington
July 6, 1998